EXHIBIT 99.1

                                    AGREEMENT


     THIS AGREEMENT (the "Agreement") is entered into this 7th day of January 2005, by and between Allied Investment House ("AIH"), a U.A.E. corporation and Voyager Entertainment International Inc. ("VEII"), a Nevada corporation, collectively referred to as the "Parties."

     1. Overall Structure. The goal of the Parties is to initiate and finalize appropriate due diligence towards a potential joint venture of a new entity ("Newco") to be jointly owned by AIH (or its partners/affiliates) and VEII (or its assigns). Upon successful negotiations, Newco will be formed to accomplish the following:

     a. AIH (or its partners/affiliates) will provide sufficient funding for the acquisition of the land and for the mutually agreed construction budget (currently estimated at $150M) and provide the local expertise and relationships for the development of a Voyager Orbitor Wheel (the "Wheel") in Abu Dhabi, as well as any associated restaurants and/or hotels (collectively the "Project"). AIH (or its partners/affiliates) will own a percentage of Newco. It is understood that AIH will take Newco public as a publicly formed Company and will be listed on a regional or international exchange.

     b. VEII (or its assigns) will provide the intellectual property, technology, know how and relationships for the Project. VEII (or its assigns) will own a percentage of Newco and will receive an amount of gross revenues from the project to be negotiated. VEII (or its assigns) will also be paid a negotiated premium above and beyond the agreed upon construction costs for the Project for designing the Wheel and building of the Project. VEII (or its assigns) will be the manager of the Project for Newco and will be authorized to contract with a third-party management company approved by Allied. VEII (or its assigns) will own a percentage of the new publicly formed U.A.E. Company

     c. The exact structure and term sheet for Newco will be negotiated and will be properly documented in separate definitive contract if agreement is reached. The term sheet will be guided by generally accepted principles of valuation for such Projects.

     2. Negotiations. The Parties will use their best efforts to complete their due diligence and consummate the transaction with definitive agreements by 6:00PM PST February 20, 2005.

     a. From the date of this Agreement to the deadline for "consummation" the Parties agree not to negotiate or enter into or continue discussions with any other person or company or solicit or encourage, directly or indirectly, or furnish information to any other person or company, with respect to a similar business arrangement, in the GCC and Middle East. The Parties will immediately notify any previous

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parties to immediately cease and desist all current discussions, presentations, negotiations, etc. in the region.

     b. Upon completion of a definitive agreement, the Parties agree to make a trip to the UAE for a formal presentation to the relevant authorities and decision makers, within a mutually agreed upon and relevant time frame.

     c. If a definitive agreement is finalized, the Parties will revoke all other agreements, cease all negotiations with other parties, and guarantee total exclusivity with each other for the Wheel and the Project for the GCC and the Middle East.

     d. If a definitive agreement is finalized, VEII (or its assigns) will grant first right of refusal to AIH for the Middle East,

          i. Where first right of refusal has already been granted to another party, VEII (or its assigns) will grant AIH second right of refusal on any future projects in whole or in part anywhere in the world

          ii. In the event the party with "first right of refusal" status declines or forfeits for non-performance at any time and does not take up their right, their right must be revoked for any future options, and this right will then revert to AIH.

     3. Confidentiality of Negotiations. The Parties shall use best efforts to maintain at all times as confidential information the fact that they have executed this Agreement, the terms of this Agreement and the existence and content of any negotiations between us except that both parties may (i) inform advisors, counsel, and employees with a need to know as each party deems necessary, and (ii) make appropriate disclosures if required by applicable laws.

     4. Acknowledgement of Confidentiality: SIGNING PARTIES hereby acknowledges that he/she has been or may be exposed to confidential and proprietary information collectively, 'Confidential Information' throughout the negotiation period:

     a. Technical Information, including functional and technical specifications, designs, drawings, security measures, methods of manufacture or development;

     b. Business information, including sales and marketing materials, products or technology plans, business opportunities, client lists, accounting and financial information, and

          i. Any other confidential or proprietary information disclosed or learned through access to VEII.

          ii. Any information designated in writing as confidential.

     5. Remedies for Breach of Confidentiality: Any breach of this agreement will entitle the Parties herein to an immediate injunction against the other. The Party that is in breach will pay any revenue gained, through any breaches as assigned above, and to reimburse any and all legal costs incurred in any action due to breach.

     6. Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

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     7. Entirety. This Agreement constitutes the entire understanding and agreement between the Parties hereto and their affiliate with respect to its subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such Parties (whether oral or written). No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the Parties hereto. This Agreement and its exhibit hereto may be amended only by written agreement, signed by the Parties to be bound by the amendment.

     8. Construction. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

     9. Miscelaneous: The parties agree to work in good faith and with fair dealing in carrying out the intent and themes of this Agreement. No paragraph in this Agreement conflicts with any other paragraph in any agreements that Voyager may have previously entered into including but not limited to section (2.) (d.). If the Parties fail to enter into a definitive agreement then they may part without any obligation to each other, except that Voyager shall retain 100% ownership in all intellectual property to include designs, drawings engineering, architectural and structural design, etc,. All information released to the public including press releases must be approved by both Voyager and AIH.

ALLIED INVESTMENT HOUSE, INC.,               VOYAGER ENTERTAINMENT
a U.A.E. corporation                         INTERNATIONAL, INC.,
                                             a Nevada corporation



By:  ______________________________          By:  __________________________
        Mohammed Khan,CEO                        Richard L. Hannigan, Sr., CEO